EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of ST. LAWRENCE SEAWAY CORPORATION and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth below.
Date: February 24, 2011

YORKTOWN ENERGY PARTNERS V, L.P.

By:	Yorktown V Company LLC, its general partner

	By:	/s/ Robert A. Signorino

Robert A. Signorino, Member

YORKTOWN V COMPANY LLC

By:	/s/ Robert A. Signorino

Robert A. Signorino, Member